EXHIBIT 3


                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005

                                December 11, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  Central and South West Corporation, et al.
                  Form U-1 Application-Declaration
                  (File No. 70-8133)

Ladies and Gentlemen:

                  We refer to the Form U-1 Application-Declaration (File No. 70-8133) under the Public Utility Holding Company Act of 1935, as amended (the "Application-Declaration"), filed by Central and South West Corporation, a Delaware corporation and a registered holding company ("CSW"), CSW Energy, Inc., a Texas corporation and a wholly-owned nonutility subsidiary of CSW ("Energy"), CSW Development-I Inc., a Delaware corporation and a wholly-owned nonutility subsidiary of Energy ("Energy Sub"), Orange Cogeneration GP II, Inc., a Delaware corporation and a nonutility subsidiary of Energy Sub ("Orange GP Sub"), CSW Orange II, Inc., a Delaware corporation and a wholly-owned nonutility subsidiary of Energy Sub ("Orange LP Sub"), Orange Cogeneration G.P., Inc., a Delaware corporation and a wholly-owned nonutility subsidiary of Orange GP Sub ("JV Sub"), CSW Orange, Inc., a Delaware corporation and a wholly-owned nonutility subsidiary of Orange LP Sub ("CSWO"), and Orange Cogeneration Limited Partnership, a Delaware limited partnership and a nonutility subsidiary of JV Sub and CSWO (the "Project Venture"). In connection with the Application-Declaration, we have acted as counsel for CSW, Energy, Energy Sub, Orange GP Sub, Orange LP Sub, the Project Venture, CSWO and JV Sub (collectively, the "CSW Entities") and, as such counsel, we are familiar with the corporate and partnership proceedings taken and to be taken by the CSW Entities in connection with the formation of a special purpose, wholly-owned nonutility subsidiary corporation of the Project Venture ("OCLP Sub"), which is being formed to issue certain debt securities (the "Orange Securities") to third parties and loan the proceeds of the Orange Securities to the Project Venture. Terms used and not otherwise defined in this opinion shall have the respective meanings assigned thereto in the Application-Declaration.

                   We have examined originals, or copies certified to our satisfaction, of such corporate records of the CSW Entities, certificates of public officials, certificates of officers and representatives of the CSW Entities and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates by officers of each of the CSW Entities and other appropriate persons and statements contained in the Application-Declaration.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed transactions are consummated in accordance with the Application-Declaration, as it may be amended, and subject to the assumptions and conditions set forth below:

                  1. OCLP Sub will be, following its formation, validly organized and duly existing under the laws of the State of Delaware.

                  2. The capital or common stock of OCLP Sub will be validly issued, full paid and nonassessable, and the Project Venture as the holder of such stock will be entitled to the rights and privileges appertaining thereto set forth in the articles of incorporation and by-laws of OCLP Sub.

                  3. No order, consent or other approval of, or registration or other filing with, any governmental authority of the United States of America or the States of New York or Delaware will be required on the part of the Project Venture for the acquisition of the capital stock of OCLP Sub by the Project Venture as described in the Application-Declaration.

                  4. The Orange Securities will be valid and binding obligations of OCLP Sub, enforceable against it in accordance with their terms, in each case except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of such Orange Securities will be subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

                  5. The consummation of the proposed transactions as described in the Application-Declaration will not violate the legal rights of the holders of any securities issued by each of the CSW Entities or any associate company of each of the CSW Entities.

                  The opinions expressed above in respect of the transactions described in the Application-Declaration are subject to the following assumptions or conditions:

                           a. The transactions shall have been duly authorized
                  and approved to the extent required by state law by the Boards of Directors or Management Committee, as appropriate, of each of the CSW Entities and OCLP Sub.

                           b. The Securities and Exchange Commission shall have
                  duly entered an appropriate order or orders granting and permitting the Application-Declaration to become effective with respect to the transactions described therein.

                  The foregoing opinions are limited to matters involving the federal laws of the United States of America, the laws of the State of New York, and the General Corporation Law and Uniform Limited Partnership Act of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction. We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.

                                          Very truly yours,



                                          MILBANK, TWEED, HADLEY & MCCLOY

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